Filed Pursuant to Rule 424(b)(7)

Registration No. 333-287173

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated May 19, 2025)

Turtle Beach Corporation

Shares of Common Stock

This prospectus supplement No. 1 supplements, updates and amends the selling stockholder information contained in the prospectus dated May 9, 2025 (the “prospectus”), relating to the resale by the selling stockholder of shares of common stock, par value $0.001 per share (the “Common Stock”), of Turtle Beach Corporation, that may be offered and sold from time to time by the selling stockholder named in the prospectus.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

The purpose of this prospectus supplement No. 1 is solely to supplement and amend the selling stockholder table set forth in the prospectus under the caption “Selling Stockholder” to reflect certain transfers from the Selling Stockholder previously identified in the prospectus to other parties who as a result of such transfers one of whom is being named as a selling stockholder.

The “Selling Stockholder” table in the prospectus covers pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the interests in the Common Stock held by the Selling Stockholders other than through a public sale; this prospectus supplement No. 1 specifically names such a transferee. Capitalized terms used in this prospectus supplement No. 1 have the meaning given to them in the prospectus.

Our common stock, par value $0.001, is listed on the Nasdaq Global Market under the symbol “TBCH.” On August 20, 2025, the closing price of our common stock was $15.52.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 7 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2025.

SELLING STOCKHOLDER

DC VGA LLC (“Diversis”), a selling stockholder identified in the prospectus, transferred to the Company 694,926 shares and to TDG CP LLC 693,962 shares of Common Stock.

As such, the “Selling Stockholder” table in the prospectus is hereby amended and restated as follows:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering		Number of Shares of Common Stock Being Offered Pursuant to this Prospectus	Shares of Common Stock To Be Beneficially Owned Upon Completion of this Offering(2)
	Number	Percent		Number	Percent
DC VGA LLC (1)	2,061,112	10.8%	2,061,112	0	—
TDG CP LLC (3)	693,962	3.6%	693,962	0	—

(1)

Diversis Capital Partners I, L.P. owns approximately 95% of the membership interests in DC VGA LLC (f/k/a PDP Holdings, LLC). Diversis Capital Partners GP I, L.P. is the general partner of Diversis Capital Partners I, L.P. and Diversis Capital Partners GP I, LLC is the general partner of Diversis Capital Partners I, L.P. Messrs. Kevin Ma and Ron Nayot are the only Managing Members of Diversis Capital Partners GP I, LLC and own approximately 50.0% and 50.0% of the membership interests of Diversis Capital Partners GP I, LLC, respectively. The address for each of the foregoing reporting persons is 2000 Avenue of the Stars, Suite 1050S, Los Angeles, CA 90067.

(2)	For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the Selling Stockholders.
(3)	The shares of Common Stock are held in an account managed by TDG CP LLC. The address for TDG CP LLC is 240 26th Street, Suite 3, Santa Monica, CA 90402.